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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for



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         which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:





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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

         The following is the text to frequently asked questions, which was posted on Pulitzer's website at www.pulitzerinc.com on January 30, 2005.


                              PULITZER WEB SITE FAQ


WHO IS LEE ENTERPRISES?

Lee is a 114-year-old company Based in Davenport, Iowa. Lee was founded in 1890 in Ottumwa, Iowa, by A.W. Lee. It owns 44 daily newspapers, plus 200 weekly newspapers, shoppers and specialty publications. In addition, its daily newspapers operate an expanding array of online services. Lee has approximately 6,700 employees. Its stock trades on the New York Stock Exchange under the ticker "LEE."

WHY IS PULITZER BEING SOLD TO LEE?

Pulitzer has been reviewing strategic alternatives over the past several months. As part of that process, the board considered a wide range of alternatives and gave careful consideration to each. It also received expert financial and legal advice. After giving thorough consideration to a full range of options, the Board concluded unanimously that the best way to enhance shareholder value was to combine our operations with those of Lee. As part of Lee, our newspapers will benefit from greater scale and resources, which are necessary to compete effectively in today's increasingly competitive market.

WHAT WILL THE COMBINED COMPANY LOOK LIKE?

With the acquisition of Pulitzer, Lee will own all or part of 58 daily newspapers in 23 states. Lee will become the fourth largest in terms of daily newspapers owned, behind Gannett, Community Newspapers and Liberty Group Publishing. Among public newspaper companies, Lee will move from 11th to 6th in publishing revenue. Combined circulation will be approximately 1.7 million daily and 2 million on Sunday - moving Lee from 12th to 7th place in daily circulation among all newspaper companies in the country. With the addition of 100 from Pulitzer, including 38 in the St. Louis market, Lee will own more than 300 non-dailies.

IS THIS CONSIDERED A MERGER OR AN ACQUISITION?

Pulitzer is being acquired by Lee.

WHERE WILL THE COMPANY BE HEADQUARTERED?

The combined company will be based at Lee's headquarters in Davenport, Iowa.

WHO WILL LEAD THE COMBINED COMPANY?

Mary Junck, Lee's current Chief Executive Officer (CEO), will be CEO of the combined company.

WILL PULITZER'S NAME CHANGE?

Yes.  Upon closing of the transaction, Pulitzer will operate under the Lee name.

WHAT IS THE TIMEFRAME FOR COMPLETING THE TRANSACTION?

The transaction, which is subject to regulatory approval and other customary closing conditions, is


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expected to close in the spring of 2005.

WILL PULITZER SHAREHOLDERS BE REQUIRED TO VOTE ON THE TRANSACTION?

Yes.  There will be a vote by Pulitzer shareholders.

HOW WILL THE TRANSACTION AFFECT EMPLOYEES?

Employees of Pulitzer will now be part of a larger media company with a greater scale. We expect many employees will have broader career opportunities as part of a bigger company with a successful growth record and operations in many cities.

WILL THERE BE LAYOFFS AS A RESULT OF THE ACQUISITION?

As with any acquisition of this type, there will be some redundant positions that will be eliminated. We expect that, for the most part, these will be at the corporate level.


WHAT HAPPENS TO THE UNION CONTRACTS NEGOTIATED WITH PULITZER?

All existing contracts will be honored.

WILL PULITZER FAMILY MEMBERS BE INVOLVED IN THE COMBINED BUSINESS?

No - members of the family will not be actively engaged in the business going forward. However, Lee shares Pulitzer's news tradition and dedication to journalistic integrity, and the family believes that Lee's management will be an excellent steward for the company that bears their name.

WHAT DO SHAREHOLDERS RECEIVE?

Each shareholder will receive $64.00 in cash in exchange for their Pulitzer shares.

HOW WILL THIS AFFECT PULITZER STOCK OPTIONS?

All Pulitzer stock options will vest upon closing of the acquisition. Shareholders will receive a cash payment for their options equal to the difference between the strike price and the transaction price, $64.00.

                                      # # #

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

         STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and



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employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.